Exhibit 12.1


                       SECURITY CAPITAL GROUP INCORPORATED
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in thousands)


                                     Six Months Ended
                                          June 30,                            Year Ended December 31,
                                    --------------------      ---------------------------------------------------
                                     2000(a)     1999          1999       1998      1997       1996       1995(b)
                                    --------   ---------     ---------  -------- -------    ---------   ---------
Net Earnings (loss) from Operations $ (6,685)  $ (95,557)    $ (59,666) $ 67,480 $ 38,241   $  (9,693)  $ (21,274)
Add:
    Interest Expense                   63,011     66,100       133,454    82,203  104,434     117,224     103,804
                                    ---------   --------     ---------  -------- --------   ---------   ---------
Earnings as Adjusted                $  56,326   $(29,457)    $  73,788  $149,683 $142,675   $ 107,531   $  82,530
                                    =========   ========     =========  ======== ========   =========   =========
Fixed Charges:
    Interest Expense                $  63,011   $ 66,100     $ 133,454  $ 82,203 $104,434   $ 117,224   $ 103,804
    Capitalized Interest                1,135      6,624         8,209    26,703   69,883      11,448       4,404
                                    ---------   --------     ---------  -------- --------   ---------   ---------
    Total Fixed Charges             $  64,146   $ 72,724     $ 141,663  $108,906 $174,317   $ 128,672   $ 108,208
                                    =========   ========     =========  ======== ========   =========   =========
Ratio of Earnings to Fixed Charges        0.9         (c)          0.5       1.4      0.8         0.8         0.8
                                    =========   ========     =========  ======== ========   =========   =========


(a) The earnings as adjusted were insufficient to cover the fixed charges by $7.8 million.
(b) Excludes a one-time non-cash expense item ($158.4 million) incurred in acquiring the Financial Services Division from a related party.
(c) The earnings as adjusted were insufficient to cover the fixed charges by $102.2 million. Excluding the $65.3 million Homestead special charge and the $55.2 million provision for loss on investment, the ratio of earnings to fixed charges would be 1.3.